Exhibit 10.43

Date:	June 16, 2021

Name:	Marcie Ruddy
Address:

Dear Marcie,

It is with great pleasure that I am inviting you to join our team at Tectonic Therapeutic, Inc. (the “Company”). Your position will be that of Chief Medical Officer, reporting to me, the President and Chief Executive Officer.

Effective Date: The effective date of employment as an exempt, regular, full-time employee will be on, or at your earliest convenience before September 1st, 2021.

Compensation: Your annual base salary shall be four hundred and twenty five thousand dollars ($425,000) paid bi-monthly at a rate of $17,708.33 per pay period, less payroll deductions and withholdings, and paid in accordance with the Company’s standard payroll practices.

Equity Participation: Subject to approval by the Company’s Board of Directors (the “Board”), the Company anticipates granting you an option to purchase 142,233 shares of the Company’s common stock, subject to the Board’s discretion, at a price not less than the fair market value of such shares as determined by the Board on the date of grant. Such anticipated shares or option will be governed by the terms and conditions of the Company’s 2019 Equity Incentive Plan (the “Plan”) and the applicable grant agreement, and will include the following vesting schedule: 25% of the total number of shares will vest on the first anniversary of your vesting commencement date and an additional 1/48th will vest on the last day of each month thereafter, in each instance subject to your Continuous Service (as defined in the Plan). The vesting of such options shall accelerate under the following circumstances: in the event of 1) a Change in Control (as defined in the Plan) and (2) provided that within 12 months after such Change in Control, either (x) your Continuous Service is involuntarily terminated without Cause (as defined in the attached Agreement to Pay Severance) or (y) you resign for Good Reason (as defined in the attached Agreement to Pay Severance), 100% of the unvested shares shall be deemed fully vested as of the date of termination. TYPO

Bonus Compensation: In addition to your salary and benefits, you will be eligible to participate in the Company bonus program. This program may result in a discretionary cash bonus of up to thirty five percent (35%) of your annual base salary depending on your and the Company’s achievements of goals and objectives, as well as overall business conditions, subject to the discretion of the Board. For those hired within the plan year, your cash bonus payment will be pro-rated based on your hire date. The Company will pay you this bonus, if any, by no later than March 15th of the following calendar year. To be eligible for any type of payment under the program, you must be actively employed by the Company at the time the payment is made.

Sign-on Bonus: The Company agrees to pay you a one-time Sign-on Bonus of fifty thousand dollars ($75,000). You agree that in the event your employment with the Company terminates either voluntarily (other than for Good Reason) or for Cause, during the first year following your effective date of hire, 100% of all funds paid to you as Sign-on Bonus will be immediately repayable to the Company. The Company reserves the right to hold final pay in lieu of final repayment of the amount due. Repayment must be made on or before the last day of employment with the Company.

Time Off: In addition to 11 Company paid holidays, you will receive a total of 15 days of Earned Time Off (vacation and personal) each year which is earned pro rata on a bi-monthly basis. Additionally, full-time employees are eligible for 8 days of paid sick time.

Benefits: You will be eligible to participate in the Company’s forthcoming benefit programs including medical and dental insurance, disability plans, and other employee benefit programs available. The Company reserves the right to change or revise its compensation, benefits and benefit programs from time to time in its discretion without prior notice.

Employment At-Will: Your employment will be at-will, meaning that you are not being offered employment for a definite period and that either you or the Company may terminate the employment relationship at any time for any reason. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

Eligibility for Severance: You will be eligible to receive severance upon the terms and conditions set forth in the attached Agreement to Pay Severance.

Proprietary Information, No Conflicts: As a condition of your at-will employment, you will be required to sign an Employee Confidential Information and Invention Assignment Agreement on or before your starting date.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

We understand that you currently are not subject to any agreements which restrict your activities for the Company. We understand that you remain an inactive employee at Regeneron Pharmaceuticals through December 17, 2021, though have no restrictions or conflicts which restrict your acceptance of this offer. By accepting this offer below, you represent that you are subject to no agreements which might restrict your conduct at the Company; and that you understand that if you become aware at any time during your employment with the Company that you are subject to any agreements which might restrict your conduct at the Company, you are required to immediately inform the Company of the existence of such agreements.

Employment Eligibility Verification: This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. On your first day of employment, you must provide us with appropriate documents to establish your eligibility to work in the United States (e.g., Social Security Card, Drivers’ License, U.S. Passport). We will not be able to employ you if you fail to comply with this requirement.

Company maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.

This letter, together with your Employee Confidential Information and Invention Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

Please indicate your acceptance of this offer by signing and returning to me this offer letter and the attached Employee Confidential Information and Invention Assignment Agreement if you wish to accept employment at the Company under the terms herein.

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Please let me know if you have any questions regarding this offer. We look forward to having you officially join the Company team.

Sincerely,

/s/ Alise Reicin By: Alise Reicin, M.D. Title: President and Chief Executive Officer

Accepted by:

/s/ Marcella K. Ruddy
By: Marcella K. Ruddy

Signature Page